Exhibit 8.2

Our ref	MUL/710387-000001/53664589v3	Subject to review and amendment

Avista Healthcare Public Acquisition Corp.

PO Box 309, Ugland House

Grand Cayman

KY1-1104

Cayman Islands

[ ] 2018

Dear Sirs

Avista Healthcare Public Acquisition Corp.

We have acted as counsel as to Cayman Islands law to Avista Healthcare Public Acquisition Corp. (the “Company”) to provide this legal opinion in connection with the Company’s registration statement on Form S-4 (File No. 333-221734), including all amendments or supplements thereto, filed with the United States Securities and Exchange Commission (the “Commission”) under the United States Securities Act of 1933 (the “Act”), as amended, (including its exhibits, the “Registration Statement”).

1                                         Document Reviewed

We have reviewed a copy of the Registration Statement.

2                                         Assumptions

The following opinion is given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. This opinion only relates to the laws of the Cayman Islands which are in force on the date of this opinion letter. We have relied upon the following assumptions, which we have not independently verified:

2.1                               Copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

2.2                               There is nothing under any law (other than the laws of the Cayman Islands) which would or might affect the opinion set out below. Specifically, we have made no independent investigation of the laws of the State of Delaware or any other United States of America jurisdiction.

3                                         Opinion

Based upon, and subject to, the foregoing assumptions and the qualifications set out below, and having regard to such legal considerations as we deem relevant, we are of the opinion that the statements made in the Registration Statement under the heading “Material Cayman Islands Tax Considerations” are correct and fair summaries of Cayman Islands law.

4                                         Qualifications

The opinion expressed above is subject to the following qualifications:

We express no opinion as to the meaning, validity or effect of any references to foreign (i.e. non-Cayman Islands) statutes, rules, regulations, codes, judicial authority or any other promulgations and any references to them in the Registration Statement.

We express no view as to the commercial terms of the Registration Statement or whether such terms represent the intentions of the parties and make no comment with regard to warranties or representations that may be made by the Company.

The opinion in this opinion letter is strictly limited to the matters contained in the opinion section above and do not extend to any other matters. We have not been asked to review and we therefore have not reviewed any of the ancillary documents relating to the Registration Statement and express no opinion or observation upon the terms of any such document.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to our firm under the heading “Legal Matters” in the prospectus included in the Registration Statement. In providing our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

This opinion is addressed to you and may be relied upon by you and your counsel. This opinion is limited to the matters detailed herein and is not to be read as an opinion with respect to any other matter.

Yours faithfully

Maples and Calder